UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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(Rule 14a-101)

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IMH SECURED LOAN FUND, LLC
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND
LGM CAPITAL PARTNERS LLC
G. LOUIS GRAZIADIO III
WILLIAM R. LANG
TODD A. MIKLES
RONALD TUCEK
CLIFF RATLIFF
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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The following is a copy of the Complaint filed in the Court of Chancery of the State of Delaware by certain members of The Committee to Protect IMH Secured Loan Fund against IMH Secured Loan Fund, LLC, IMH Financial Corporation, Investors Mortgage Holdings Inc., IMH Holdings, LLC, IMH Management Services, LLC, Shane Albers, William Meris, and Steve Darak in connection with the conversion transactions.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

RONALD TUCEK, CLIFF RATLIFF, and
LGM CAPITAL PARTNERS LLC,

Plaintiffs,

 v.

IMH SECURED LOAN FUND, LLC, IMH
FINANCIAL CORPORATION, INVESTORS
MORTGAGE HOLDINGS INC., IMH
HOLDINGS, LLC, IMH MANAGEMENT
SERVICES, LLC, SHANE ALBERS,
WILLIAM MERIS, and STEVEN DARAK,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 5561-VCS

FIRST AMENDED VERIFIED COMPLAINT
Plaintiffs Ronald Tucek (“Tucek”), Cliff Ratliff (“Ratliff”), and LGM Capital Partners LLC (“LGM Capital Partners;” and collectively, “Plaintiffs”), by their undersigned counsel, for their verified complaint, allege the following, upon information and belief, except for those allegations which are based on knowledge:
INTRODUCTION
1. This action involves a transaction in which an investment Fund (the “Fund”) is to be converted into a Delaware corporation and, as part of the transaction, the Fund will acquire the Fund’s manager, at an excessive and unfair price that would enrich the individual defendants who are the owners of the Manager and the proponents of the Conversion Transaction.  The transaction is a naked grab of assets by the Defendants for their personal benefit at the expense of the unitholders of the Fund, including Plaintiffs.  The mismanagement by the individual defendants who are the owners of the Manager, caused the Fund to lose more than 50% of its value in the last four years, while the individual defendants took excessive compensation for themselves.  Now they are now trying to take for themselves a substantial portion of what little is remaining in the Fund.
2. Through this action, Plaintiffs seek to enjoin the consummation of this self-dealing transaction by Defendants that would convert a Delaware limited liability company, IMH Secured Loan Fund, LLC (the “Fund”), into a Delaware corporation, IMH Financial Corporation (“IMH” or the “Company”), and deprive the Unitholders of valuable rights they now enjoy.  The Fund is a Delaware LLC that makes loans to real estate developers.
3. On February 11, 2010, the Fund’s manager, Investors Mortgage Holdings, Inc. (the “Manager”), its affiliates, including IMH Holdings, LLC (“Holdings”) and the individual defendants Shane Albers (“Albers”), William Meris (“Meris”) and Steven Darak (“Darak,” together with Albers and Meris, the “Individual Defendants,” and together with the Manager and Holdings, the “IMH Defendants”), entered into an Agreement and Plan of Conversion and Contribution (the “Conversion Agreement”), to effectuate these transactions.  This Conversion Agreement was subsequently replaced by a May 5, 2010 Conversion Plan Agreement.
4. Pursuant to the Conversion Agreement, Unitholders of the Fund would receive 220.3419 of either non-transferable shares of IMH Class B or IMH Class C shares, or a combination thereof, for each unit.  The Conversion Agreement contemplates that the Class B shares will eventually be converted to IMH shares, though subject to lengthy transfer restrictions, which are to be listed on an exchange, while up to $50 million of Class C shares are to be redeemed at the Manager’s discretion, with the proceeds from a proposed (but in reality unlikely)

initial public offering, assuming that IMH can achieve an initial public offering.  Any such Class C shares not redeemed will be converted into Class B shares.
5. The terms of the Conversion Transactions were not the product of an arm’s length negotiation, but rather were designed as a self-dealing scheme to take assets out of the Fund for the benefit of the principals of the Manager.  The principals of the Manager, including Messrs. Albers, Meris and Darak, purported act on behalf of the Fund and the Unitholders in the course of negotiating the conversion plan and the terms of the Conversion Transactions, even though these principals have severely conflicting interests from those of the Unitholders of the Fund.
6. Under the Conversion Agreement, the Individual Defendants would be enriching themselves at the expense of the Fund’s members because: (1) IMH would be required to purchase the equity of the Manager and Holdings, which are 90% owned by Albers and Meris, for approximately $18 million in IMH stock, despite the fact that the Manager and Holdings are nearly insolvent; (2) Albers and Meris would receive liquidation distributions on their IMH shares if IMH meets certain guidelines; (3) IMH would assume the Manager’s over $7 million in current expenses and its future expenses; (4) Albers and Meris would become executives and directors of IMH, and receive lucrative, although yet to be negotiated, employment agreements, stock incentives and other remuneration, and the ability to receive up to 1,800,000 shares of unrestricted IMH common stock not subject to transfer restrictions under the 2010 Stock Incentive Plan; (5) Albers and Meris and other executives of the Manager and Holdings would also own over 5% of IMH; and (6) Albers and Meris would also receive as yet undisclosed indemnification agreements.
7. Both the Fund and the Manager are in a dire financial situation and the Manager and Holdings have a track record of mismanagement and failure.  Stockholders’ equity as of December 31, 2009, has decreased to $321.9 million from $730 million, a loss of over $400 million.  As of December 31, 2009, the Fund had $963,000 in cash.  As of December 31, 2009 only 5 of the Fund’s 55 loans outstanding were not in default and the Fund's loans in default represented 97.7% of the total outstanding principal amount of the Fund's loans.  As of December 31, 2009, the Fund was exercising lender’s remedies which could lead to its foreclosure upon 19 of the 50 loans in default and the Fund anticipated that similar actions would be taken on an additional six loans in its portfolio.  The Fund has not originated any loans or allowed any redemptions by Unitholders of their investments since October 2008 or made any distributions to the Fund’s Unitholders since the second quarter of 2009.  The mismanagement by the Manager has caused the Fund’s auditor to question whether the Fund can continue as a going concern.
8. The Manager earned fees in excess of $93 million over the last four years, despite the Fund’s loss of over $400 million (55%) of stockholders’ equity.  The Manager’s fees amounted to 12.7% of the Fund’s capital.  The Manager obtained origination fees and points associated with new mortgages and the modification of existing mortgages.  The Manager and Holdings are no longer able to generate such fees because the Fund is not originating any loans and there is an approximately 98% default rate on loans issued by the Fund.
9. Because they are no longer able to generate the substantial fees they generated in the past, the principals of the Manager and Holdings have devised the Conversion Transactions to milk assets from the Fund and enrich themselves.  The Conversion Transactions represent a grossly self-interested proposal by Defendants to obtain value for their nearly insolvent advisory business and generate fees and other benefits for themselves out of the Fund.
10. In order to gain the necessary Unitholder approval of these transactions, Defendants filed a proxy statement with the Securities and Exchange Commission (“SEC”).  The

Fund stated in the Consent Solicitation/Prospectus, pursuant to which a vote for the Conversion Transactions is being solicited (the “Consent Solicitation/Prospectus”), that a primary purpose of the initial public offering and the Conversion Transactions is to achieve liquidity for Fund Unitholders, and thus the failure of an initial public offering to occur would undermine a claimed primary objective of the Conversion Transactions.1  Defendants misled Unitholders, falsely stating that an IPO is likely and that Jefferies & Co. would be underwriting it.  It is in fact highly unlikely that IMH will be able to go public because both the Fund and the Manager are in a dire financial situation and the Manager and Holdings have a track record of mismanagement and failure.
11. If the Conversion Transactions proceed to closing, Plaintiffs will be irreparably harmed as: (1) it is unlikely that the IPO will proceed; (2) even if an IPO occurs, the Class B shares received by the Unitholders, which will be convertible to restricted IMH shares, will be subject to a lock up and not transferable for a period anywhere from six months to a year; (3) the Class C shares will be redeemed, if at all, at a price that will be less than the Unitholders’ initial investment; (4) the Unitholders will be forced to take a reduction in their tax basis, and, thus, will lose any tax benefits which have accrued to them as a consequence of the Fund’s losses; (5) they will lose redemption rights under Article 11 of the Fund’s Operating Agreement; (6) they will also lose the right to be cashed out as provided for in that section of the Operating Agreement which refers to “roll-up” transactions, which are transactions involving the conversion of the Fund and the issuance of securities of the rolled up entity; and (7) they will lose their appraisal rights.

1      The Consent Solicitation/Prospectus is provided as Exhibit A.  The Conversion Agreement is available at Annex A to the Consent Solicitation/Prospectus.

12. The Consent Solicitation/Prospectus, pursuant to which a vote for the Conversion Transactions is being solicited, is false, misleading and coercive.  The Consent Solicitation/Prospectus fails to disclose that the true purpose of the Conversion Transactions is to benefit and entrench the Manager.  Further, it does not contain an opinion indicating that the terms of the Conversion Transactions are fair to the Unitholders or the Fund.
13. The Conversion Transactions are also the product of an unfair process.  According to the Consent Solicitation/Prospectus, the vote on the Conversion Transactions was scheduled to close on Monday, June 14, 2010.  On June 9 and June 10, 2010, less than 30 days after the commencement of the Fund’s consent solicitation, but before the Unitholders had a chance to respond, Defendants issued a press release and Form 8-K/A filing, announcing that they were closing the vote, and no longer taking any further votes or revocations of prior investor or Unitholder votes.  Defendants stated that they had obtained the necessary votes to approve the Conversion Transactions.  This announcement was made despite the fact that the results have not been certified by an independent inspector of elections and do not take into account any revocations delivered to the Committee.
14. Plaintiffs bring this action to: (i) enjoin the Conversion Transactions; (ii) enjoin the finalization or certification of any Unitholder vote pursuant to the misleading Consent Solicitation/Prospectus and additional statements made by Defendants; (iii) ensure the dissemination of a full and fair Consent Solicitation/Prospectus; (iv) redo the vote on the Conversion Transactions; (v) cause the Manager to provide Plaintiffs with the email addresses of any Unitholders and their broker-dealers that the Manager used in its solicitation of consents; and (vi) remove the current Manager.

PARTIES
15. Plaintiff Ronald Tucek is a holder of units of the Fund, and has been a holder at all relevant times hereto.  He is a resident of Illinois.
16. Plaintiff Cliff Ratliff is a holder of units of the Fund, and has been a holder at all relevant times hereto.  He is a resident of Maryland.
17. Plaintiff LGM Capital Partners LLC owns an economic and beneficial ownership interest in units of the Fund and has held such interest at all relevant times hereto.  It is a Delaware LLC.
18. Defendant IMH Secured Loan Fund, LLC, is a Delaware limited liability company that maintains its principal place of business is in Scottsdale, Arizona.  It is principally governed by the Operating Agreement.2
19. Defendant Investors Mortgage Holdings, Inc., or the Manager, is an Arizona corporation, with a principal place of business in Scottsdale, Arizona.  It is 90% owned by Individual Defendants Albers and Meris, who serve as the Manager’s chief executive officer and president, respectively.  Defendant Darak is the Manager’s chief financial officer.
20. Defendant IMH Holdings, LLC is an entity affiliated with and wholly owned by the Manager and is a holding company for two entities that are also affiliated with the Manager, Defendant IMH Management Services, LLC, and SWI Management, LLC.  It has its principal place of business in Scottsdale, Arizona.
21. Defendant IMH Management Services, LLC (“IMH Services”), is an Arizona limited liability company with its principal place of business in Scottsdale, Arizona.

2      The Operating Agreement is attached as Exhibit B.

IMH Services provides the Fund and affiliates of the Manager with human resources and administrative services, employees, and was established in 2007.
22. Defendant Shane Albers is the chief executive officer of the Manager, one of its two directors (Meris being the other director) and one of its principal stockholders.  Albers intends to be one of the directors of IMH after the Conversion Transactions.
23. Albers was the person primarily responsible for the strategic positioning and vision of the Fund, was the “chairman” of its purported loan committee, and the primary author of its underwriting standards and loan administrative policy.
24. The Manager has no compensation policy, and thus Albers and Meris determine their own compensation, which is equal to a salary and cash bonus.  For the year ended 2010, for instance, Albers will earn a base salary of $550,000 in his position with the Manager.
25. After the Conversion Transactions, Albers’ remuneration will significantly increase, as he will receive a significant portion of the $18 million in stock for the sale of the Manager, giving him 2.3% of the Company’s stock, will receive a base salary that is expected to be no less than his base salary for the year ending December 31, 2010 ($550,000), which has yet to be determined and will participate in a long term incentive stock program.
26. Defendant William Meris is the other director of the Manager and its president, and is the person responsible for the Fund’s day to day operations.
27. For the year ended December 31, 2010 Meris was paid a base salary of $420,000 and was eligible to receive a cash bonus.
28. As a consequence of the Conversion Transactions, he will become a director of IMH, and be eligible to receive significant remuneration including an employment package with a base salary that is expected to be no less than his base salary for the year ending December 31, 2010 ($420,000), and long term stock incentives.
29. Meris will also receive a significant portion of the $18 million in IMH stock which IMH will pay to purchase the Manager, giving him 2.3% of IMH’s outstanding stock.
30. Defendant Steven Darak is the Manager’s chief financial officer and principal accounting officer.  As such, Darak was responsible for the Fund’s financial reporting and securities law compliance.  In 2008, he received a base salary of $240,000.
31. As a consequence of the Conversion Transactions, Darak will receive over 50,000 shares of IMH stock, although he owns no units in the Fund.
32. Defendant IMH Financial Corporation (“IMH”) is a Delaware corporation through which the Conversion Transactions will be effected, and is named herein for purposes of injunctive relief.
FACTS
The Funds’ Dismal Financial State
33. The Manager is the outside manager of the Fund that has responsibility over almost all matters affecting the Fund and its operations.  As stated in the Operating Agreement at Section 3.1, “the Manager has exclusive control over the business of the Company [Fund]”.
34. More specifically, the Manager has responsibility for the Fund’s underwriting, managing its investments, entering into agreements with lenders, originating mortgages, managing its mortgage investments, accounting, tax and legal matters, communicating with regulatory agencies, performing internal reviews of the Fund’s investments and loans, and determining how and when to investment the Fund’s capital, among other things.  Operating Agreement at Sections 3.1-3.3.3.
35. Under the Operating Agreement, the Manager cannot impair the ability of the Fund to carry on its business, admit another manager, or sell all or a substantial portion of the Fund’s assets, without a vote of the majority in interest.
36. Moreover, the Manager’s right to indemnification from the Fund is allowed only under the very limited circumstance in which all of the following conditions are satisfied:  (1) the Manager has determined in good faith, that the course of conduct leading to the loss or liability was in the best interests of the Fund; (2) the Manager was acting on behalf of the Fund; (3) the liability was not the result of negligence of misconduct by the Manager; and (4) the indemnification will be paid from Fund assets.  Operating Agreement at Section 3.5.1.
37. The Fund pays the Manager an annual management fee of 0.25% of the Earnings Assets Base or the mortgages held by the Fund and property acquired through foreclosure upon which income is being accrued, and 25% of the late fees, penalties, or any net proceeds from the sale of a foreclosed asset after payment to the Fund of its principal and interest due in connection with the loan associated with the foreclosed property.  Operating Agreement at Sections 2.14 and Article 14.
38. According to the Consent Solicitation/Prospectus, the Manager is also entitled to receive 100% of all origination fees and points associated with new mortgages, and the modification of existing mortgages.
39. Thus, the only means for the Manager to earn fees from the Fund is if the Fund is originating, processing, servicing, or extending mortgages, through the management fee  or through late fees, penalties, or any net proceeds from the sale of a foreclosed asset.

40. The Manager earned fees in excess of $93 million over the last four years, despite the Fund’s loss of over $400 million (55%) of stockholders’ equity.  The Manager’s fees amounted to 28.9% of the Fund’s net asset value as of December 31, 2009.
41. The Fund was sold through a network of brokers related to Albers throughout the United States, in a continuous public offering.
42. The Fund was commenced and started operating in 2003 for the exclusive purpose of originating, acquiring, and managing commercial real estate loan investments consisting primarily of short-term commercial mortgage loans in the $10 million to $15 million range, collateralized by first mortgages on real property.  Most of the loans had short maturities of between six to 24 months, and were supposed to be made to creditworthy borrowers, as determined by the Manager.  The Fund invested in mortgage loans principally in the southwest, particularly Arizona and California.
43. The Fund is primarily governed by the Operating Agreement, which was initially entered into in 2003, and amended in 2006.  Under Section 1.3 of the Operating Agreement, the purpose of the Fund is to generate earnings and cash flow to distribute to the Unitholders by purchasing mortgage investments.
44. The Fund’s primary source of income is from interest and fees on mortgage loans, including default interest and fees.
45. The Fund is a hard money real estate finance company, which lends money on real estate projects more quickly than traditional banks, collateralizing these loans by a first mortgage on the property subject to the loan, and personal guarantees.
46. The key to such “hard money” lenders, as they are known, is the proper assessment of the underlying collateral.  Once a borrower defaults, the hard money lender quickly forecloses on the property and resells those assets.

47. In the instance of the Fund, the Manager further extended loans on real estate properties based upon the personal guarantees of individuals associated with those properties.
48. The lending parameters, had they been adhered to, would have made losses from the recent economic downturn unlikely.  Defendants lent money on hard assets at a 60% loan to value ratio with personal guarantees for the remainder of the loan.  Had it done appropriate due diligence and adhered to proper underwriting standards, even if the borrower defaulted, the Fund should have been able to recover the value of the loan from the value of the hard asset and/or appropriately documented personal guarantees from creditworthy individuals.
49. Even with a dramatic decline in the real estate market, had the Manager done appropriate due diligence, the Fund was structured so that it should not have lost significant value.
The Manager
50. The Manager is owned and controlled by Individual Defendants Albers and Meris.
51. Under Section 3.1 of the Operating Agreement, the Manager, and therefore Albers and Meris, has exclusive control over the business of the Fund, including the power to determine how the Fund would invest its assets, make mortgage investments and all the duties related to that responsibility, deal with Unitholders, take responsibility for all accounting, tax and legal matters, perform internal reviews of the Fund’s investments and loans, determine how and when to invest the Fund’s capital and determine the course of action to take when the Fund’s loans are in default.

52. Under Section 3.1.6, the Manager also has the right to employ others, such as Holdings, as necessary to operate the Fund and has the obligation to retain all adequate records of the Fund.
53. However, under Section 3.2.2, the Manager cannot, in significant part:  (1) do any act which would make it impossible to carry out the ordinary business of the Fund; (2) sell all or substantially all of the assets of the Fund without a vote and consent of a majority; (3) amend the operating agreement without a vote of the majority of Unitholders; and (4) cause the merger or other reorganization of the Fund without the prior consent of the majority of Unitholders.
54. Under Section 3.4, “the Manager has a fiduciary responsibility for the safekeeping and use of all funds and assets of the [fund], whether or not in the Manager’s possession of control, and the Manager will not employ, or permit another to employ the [fund’s] Funds or assets in any manner except for the exclusive benefit of the [fund].”
55. Section 3.4 further states that, the Fund shall not allow any Unitholder “to contract away the fiduciary duty owed to any [Unitholder] by the Manager under common law,” thus admitting that the Manager maintains common law fiduciary duties to Unitholders.
56. The Manager is not entitled to indemnification for any loss which it may suffer as a consequence of negligence or other wrongdoing under Section 3.5.1, or violations of federal or state securities laws as a consequence of misconduct or successful adjudication on the merits or a dismissal with prejudice, exonerating the Manager.
The Fund’s Performance Declines
57. The Manager, Holdings and the Individual Defendants did lose the Fund’s money.  By the end of 2008, the Fund was experiencing significant claims for redemption as well as defaults on its loans, and foreclosures.  By April 2009, the Fund had written off almost half the value of its properties.
58. By October 2008, the Manager ceased accepting new member capital, forbid new redemption requests, cancelled any existing redemption requests, and stopped originating any new loans - the Fund’s primary source of income.
59. Although the market events of mid to late 2008 contributed to the Fund’s losses, as the Manager and Individual Defendants effectively admit in the Company’s Form 10-K for the period ended December 31, 2009 (the “2009 10-K”), the losses were exacerbated by the Manager’s and Individual Defendants’ mismanagement of the Fund in two areas: (1) their failure to perform appropriate due diligence; and (2) their inability to maintain internal controls.
60. As the Manager admitted in the 2009 10-K, its “underwriting standards may not have protected [the Fund] from loan defaults” thus exposing the Fund to the risk that the “underwriting the Manager performed did not . . . reveal all material facts pertaining to the borrower and the collateral” leaving the Fund with “a greater risk of default by [the Fund’s] borrowers.”  2009 10-K at 21.
61. By taking personal guarantees from persons whose creditworthiness was questionable in order to support high risk loans, the Manager left the Fund exposed to significant declines in portfolio value while simultaneously rendering it incapable of recovering on its loans if the real estate market were to collapse - which is precisely what occurred.
62. As the Manager stated in the 2009 10-K, guarantors of the portfolio loans may not have had sufficient assets to support their guarantees, such that “if there is a default on a particular commercial mortgage loan and the guarantee, the only recourse may be to foreclose upon the mortgaged real property,” which the Manager admitted that it did not have the experience to manage.  2009 10-K at 32.
63. Further, the Fund admittedly lacked appropriate internal controls.
64. As indicated in the 2008 10-K, by late 2008, the Fund replaced its then current auditor with BDO Seidman (“BDO”), a nationally recognized accounting firm.
65. As further admitted in the 2008 10-K, by April 2009, the Fund was forced to take a major write down of its assets when it marked to market the value of its portfolio—sustaining a net loss of $258.3 million.  Under Generally Accepted Accounting Principles (“GAAP”), the Fund was not required to “mark to market” the properties or mortgage assets.  The Manager’s use of the term “mark to market” misled the Unitholders into thinking that the loss or impairment was temporary.  The loss is rather a provision for credit losses and impairment charges deemed to be other than temporary.  GAAP requires the Fund to report the historical cost basis of its assets unless there is a real potential credit loss or material impairment.
66. The sudden write off at the end of 2008 resulting in a net loss of over $258 million was caused in significant part by the Manager’s and the Individual Defendants’ mismanagement.
67. As the Manager explains in the 2009 10-K, of the Fund’s 55 loans, 50 were in foreclosure, with a principal amount of $532 million in default.  Again as the Manager admits in the Fund’s Form 10-K for the period ended December 31, 2009 (the “2009 Form 10-K”) (which was not filed until April 15, 2010), under its watch, the Fund lacked sufficient internal controls, such that “[substantial work has been required, and may continue to be required, to implement, document, assess, test and remediate” the Fund’s system of internal controls, leading to “material weakness in [the Fund’s] internal control over financial reporting could . . . result in errors in [the Fund’s] financial statements.”

68. As stated in the Fund’s Form 10-Q for the period ended March 31, 2010, at March 31, 2010, 46 of the Fund’s 47 loans with outstanding principal balances totaling $517,922,000 were in default.  The Fund is exercising lender’s remedies which could lead to its foreclosure upon 16 of the 46 loans in default.  The Fund anticipates that similar actions will be taken on an additional six loans in its portfolio and that of the 22 loans upon which the Fund is exercising lender’s remedies, the Fund expects to complete the foreclosure process on the majority of such loans during the last three quarters of 2010.
69. In the Consent Solicitation/Prospectus, the Fund states that it has historically focused on the issuance of construction loans.  If the Fund’s performance is compared to that of the total delinquency of construction loans, the Fund experienced a far greater delinquency rate than the nationwide average.
70. The Fund’s losses were thus caused not only by the decline in the real estate market, but also the failure of the Manager to perform due diligence, adhere to appropriate underwriting standards and keep appropriate internal records.
The Manager’s Compensation Declines
71. As noted above, the Manager received fees in excess of $93 million over the last four years, despite the Fund’s loss of over $400 million (55%) of stockholders’ equity.  The Manager obtained origination fees and points associated with new mortgages, and the modification of existing mortgages.  The Manager and Holdings now have bleak revenue prospects and sustained a significant loss in the first quarter of 2010 because the Fund no longer originates any loans and has an approximately 98% default rate on loans issued by the Fund.  Because they are no longer able to generate the significant fees that they have generated in the past, the Manager and Holdings have devised a scheme to become the manager of the corporation and steal its capital.

72. The Manager earned the majority of its fees through the origination, processing and modification of loans.
73. Approximately 98% of loans issued by the Fund are in default.  Because the Fund’s cash level has been depleted as a result of, among other things, the Fund being unable to collect interest and principal payments on these loans, the Fund is no longer able to originate loans, and thus there is no way for the Manager, Holdings and the Individual Defendant to earn significant fees.
74. The compensation of the Manager is directly dependent upon the Fund’s ability to originate loans, and on the value of the Fund’s Earning Asset Base, or the mortgage investments held by the Fund, and the property which the Fund acquires by way of foreclosure, as determined under GAAP.
75. More specifically, as set forth in the Operating Agreement at Article 14, the Manager earns an annual management fee of 0.25% of the Earnings Asset Base, 25% of late fees, penalties and any net proceeds from the sale of foreclosed assets after payment to the Fund of the principal and interest.
76. The Fund’s operating agreement provides that the Fund’s manager is entitled to receive all origination, processing, servicing, extension and other related fees that the manager receives from borrowers on loans funded by the Fund. For the years ended December 31, 2007, December 31, 2008 and December 31, 2009, the Manager earned over $28 million, $21 million, and $10 million, respectively, in origination, processing and modification fees.  This represented the payment of fees to the Manager using the Fund’s cash.   The Manager has stated that current practice is that such fees are paid by the borrowers to the Manager at close of escrow out of the proceeds of loans, or upon closing of the relevant transaction. Therefore, to the extent these fees are higher and as a result, the principal amounts of loans are increased, the

Manager received more fees and the Fund had less cash available to it. Considering the Fund’s 97.7% default rate, while these fees from borrowers resulted in a substantial majority of the Manager’s fees, the Fund has not been able to recoup these amounts through repayment of the applicable loans.
77. For the years ended December 31, 2007, December 31, 2008 and December 31, 2009, the Manager earned over $ $28 million, $21 million, and $10 million in origination, processing and modification fees, respectively and $968 thousand, over $1 million and $574 thousand in annual fees, respectively.  The Manager’s fees also included fees for restructuring.  Upon information and belief, in exchange for reorganizing the loans, the Manager obtained all of the fees and gave up certain of the Fund’s rights to recourse on the loans.
78. In the Form 10-K for the period ended December 31, 2008, the Manager admitted that it was close to insolvency.
79. In order to offset this loss, in part, in 2008, the Manager attempted to create a second, competing fund, called Strategic Wealth and Management & Income Fund, LLC or the SWI Fund, for which IMH Services provided the personnel.
80. When the Manager and the Individual Defendants were only able to raise $10 million through this competing entity, they looked for another alternative, leading them to announce in late 2008, that they were considering a roll up of the Fund, among other strategic alternatives.
The Flawed “Negotiation” of the Self-Dealing Transaction
81. According to the Consent Solicitation/Prospectus, at some point in mid-2009, the Manager and the Individual Defendants commenced discussions with a consultant, called ITH Partners, for the purpose of considering alternatives to provide Unitholders with liquidity, including a liquidation of the Fund, a sale of some of its assets, or a merger or an acquisition, among other things.  Larry Bain, who is affiliated with ITH Partners, has been communicating with Unitholders in support of the Conversion Transactions.  However, the Consent Solicitation/Prospectus did not identify Mr. Bain as someone employed to solicit Unitholders in connection with the Conversion Transactions or provide the required background for such persons.
82. Larry Bain filed for Chapter 11 personal bankruptcy in 2009 and has been involved in the management of several failed companies.
83. The Manager dismissed the liquidation of substantially all of the Fund’s assets and could not identify an acquisition or merger partner.  Notably, the Manager did not hire an independent investment advisor on behalf of the Unitholders to determine what the best course of action may have been for them.
84. Consequently, in August 2009, several months into its consideration of alternatives, the Manager unilaterally determined that the best course of action would be to access the public equity market.
85. During the third quarter of 2009, the Manager then consulted with its attorneys, including tax attorneys, and a professional advisor, to determine the structure of any transaction, and determined that the Conversion Transactions would be the best alternative.  Once again, neither the Manager nor the Individual Defendants sought to hire an independent consultant or advisor to represent the Unitholders.
86. In November 2009, the Manager hired an advisor called ValueScope  to conduct a fair market value analysis of the Manager and Holdings, resulting in two reports.
87. ValueScope, based upon discussions with the Manager and the Individual Defendants, and the Manager’s projections came up with such a wide range of values for the

Manager and Holdings, however, that the Manager terminated ValueScope as an advisor and hired Sutter Securities Incorporated (“Sutter”).
88. Sutter, who did not act as an advisor to the Fund according to the Consent Solicitation/Prospectus, (which once again had no advisor), was hired only to render an opinion to the Manager’s board of directors, for informational purposes, in order to help the board address the fairness of the acquisition of the Manager and Holdings from a financial point of view to IMH and the stockholders of IMH—although they did not yet exist.
89. On December 29, 2009, before Sutter completed its analysis, the board of directors of the Manager met and reviewed a draft of the Consent Solicitation/Prospectus.  After questions and discussion, the board approved the filing of the Consent Solicitation/Prospectus, as did the board of Holdings—despite the fact that Sutter had not yet completed its analysis.
90. On January 11, 2010, the Manager’s board met again, with a representative of Sutter present, who reviewed the process which Sutter had used to perform its fairness analysis.  After discussions with the Manager’s and Holding’s  advisors, the Sutter representative indicated that after updating the opinion and making changes, Sutter was prepared to render its fairness opinion.
91. On February 8, 2010, another meeting was held with the Manager’s board, Sutter and the Manager’s advisors.  At that meeting, a draft merger agreement was presented and Sutter provided an update to its fairness opinion, which it then provided to the Manager’s board.  The board thereafter approved the Conversion Transactions and the 2010 Stock Incentive Award, although it had already authorized the filing of Consent Solicitation/Prospectus over a month earlier.

92. At no time during these meetings and discussions was an independent advisor retained to negotiate on behalf of the Unitholders, who are directly affected and harmed by the Conversion Transactions.
93. At no time was an opinion rendered stating that any part of the Conversion Transactions is fair from a financial view to the Fund’s current Unitholders.
94. In early May 2010, the IMH Defendants terminated the Merger Agreement and entered into the Conversion Plan, which provided, among other things, that the consideration to be paid to for the Manager and Holdings would be decreased by the net losses which they sustain before the conversion.
The Fairness Opinion
95. Moreover, the Sutter Fairness Opinion (the “Fairness Opinion”) is flawed.3
96. Given that Sutter was opining on the fairness of IMH’s purchase of the Manager and Holdings, and not the fairness of the Conversion Transactions, in determining the Manager’s and Holding’s value, it took into account the impact of the proceeds from an initial public offering, and the Manager’s and Holding’s projected income under those circumstances for the period of 2010 to 2012.  It also considered that the Fund’s assets would turn over within one to three years.
97. It also took into account the Manager’s income from SWI Fund which is to be rolled up along with the Fund.
98. The  Sutter analysis also did a comparables analysis, comparing the Conversion Transactions to other internalizations, including W.P. Carey & Co. LLC, and Wells

3      Sutter’s Fairness Opinion is Annex F to Exhibit A, the Consent Solicitation/Prospectus.

Real Estate Investment Trust—which took place several years ago and before the market events of 2008.
99. Given those circumstances, Sutter opined that IMH’s purchase of the Manager and Holdings for approximately $18 million in IMH stock was fair from the financial point of view to IMH shareholders.
100. Of course, Sutter did not opine - nor was it asked to opine - whether the purchase of the Manager and Holdings is fair to the current Unitholders, fair if IMH cannot go public, or fair if appropriate, comparable company transactions are considered.  Moreover, the Fairness Opinion is based on a number of tenuous assumptions which all hinge on the Conversion Transactions and a subsequent initial public offering of IMH being completed.
101. Had Sutter not made those assumptions and had it rendered a fairness opinion on the consideration being given to the Manager and Holdings based upon their current and foreseeable financial condition without the Conversion Transactions, Sutter could not opine that the purchase of the Manager and Holdings is fair to the Unitholders.
102. On or about May 5, 2010, Sutter updated its original February 5, 2010 opinion, but did not change its opinion despite the fact that the Manager has continued to suffer losses.
103. On February 11, 2010, the IMH Defendants entered into the Conversion Agreement, which seeks to effect the Conversion Transactions.  This Conversion Agreement was subsequently replaced by a May 5, 2010 Conversion Plan Agreement.
104. Pursuant to the Conversion Agreement, the Fund is to be converted into a Delaware corporation, with Unitholders receiving 220.3419 of either non-transferable shares of IMH Class B or IMH Class C shares, or a combination thereof, for each unit.  The Conversion

Agreement contemplates that the Class B shares will eventually be converted to IMH shares, though subject to lengthy transfer restrictions, which are to be listed on an exchange, while up to $50 million of Class C shares are to be redeemed at the Manager’s discretion, with proceeds of an initial public offering, assuming that IMH can achieve an initial public offering and any such Class C shares not redeemed will be converted into Class B shares.
The Terms of the Self-Dealing Transaction and Benefits that Defendants Will Personally Obtain
105. The Conversion Transactions are self-interested transactions that violate the duty of loyalty that the principals of the Manager and Holdings owe to the Unitholders.
106. Under the Conversion Agreement: (1) IMH is required to purchase the equity of the Manager and Holdings, which are wholly owned by the Individual Defendants, for approximately $18 million in IMH stock (depending upon the Manager’s and Holding’s net losses as per the Conversion Plan), despite the fact that Manager and Holdings have bleak revenue prospects and sustained a significant loss in the first quarter of 2010; (2) Albers and Meris will receive liquidation distributions on their IMH shares if IMH has raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and completed a listing on a national securities exchange, (3) the Manager’s over $7 million in current expenses, and its future expenses, will be borne by IMH; (4) Albers and Meris will become executives and directors of IMH, and receive lucrative, although yet to be negotiated, employment agreements, stock incentives and other remuneration, and the ability to receive up to 1,800,000 shares of unrestricted IMH common stock not subject to transfer restrictions under the 2010 Stock Incentive Plan; (5) Albers and Meris will be entitled to their share of the $18 million in IMH stock even if they are terminated without cause after the Conversion Transactions; (6)

Albers and Meris and other executives of the Manager and Holdings will also own over 5% of IMH, although they have very few units to be converted to IMH shares; and (7) Albers and Meris will also receive yet to be disclosed indemnification agreements, an important factor given their mismanagement of the Fund.
107. Plaintiffs, however, will be damaged as: (1) it is in the discretion of the Manager, as to when and if IMH will undergo an initial public offering and be publicly listed; (2) even if an IPO occurs, the Class B shares received by the Unitholders which will be convertible to restricted IMH shares, will be subject to a lock up and not transferable for a period anywhere from six months to a year; (3) the Class C shares will be redeemed at the Manager’s discretion at a price equal to the IPO price, less selling commissions and discounts paid to underwriters, with up to $50 million of the IPO, but at a price that will be less than the Unitholders’ initial investment; (4) the Unitholders will be forced to take a reduction in their tax basis, and, thus, will lose any tax benefits which have accrued to them as a consequence of the Fund’s losses; (5) they will lose redemption rights under the Article 11 of the Operating Agreement and (6) they will also lose the right to be cashed out as provided for in that section of the Operating Agreement which refers to “roll-up” transactions and appraisal rights that they are entitled to in connection with this cash out.
108. The Conversion Transactions represent a desperate and self-interested attempt by Defendants to obtain value for their nearly insolvent advisory business and generate payments and other benefits for themselves out of the Fund, all under the guise of creating liquidity for the units held by Unitholders of the Fund.  Indeed, the Consent Solicitation/Prospectus provides that substantially all revenue earned by the Manager has historically arisen from loans originated or modified on behalf of the Fund.  With 97.7% of the Fund’s loans in default, and the Fund’s cash supply depleted, the current manager’s revenue prospects are bleak.  According to the Consent Solicitation/Prospectus, the ostensible purpose of the Conversion Transactions is to enable IMH to raise funds so that it can create liquidity for the Fund’s current Unitholders, cause the Fund to be internally managed, and raise additional funds in the public market so that IMH can take advantage of real estate related investment opportunities which the market currently presents.
109. The Fund disclosed in the Consent Solicitation/Prospectus that a primary purpose of the initial public offering and the Conversion Transactions is to achieve liquidity for Fund Unitholders; and thus failure of an initial public offering to occur would undermine the primary stated objective of the Conversion Transactions.  Unitholders are looking for an exit from the Fund and to mislead the Unitholders about the prospects of an IPO will irreparably harm Unitholders.
110. It is highly unlikely that IMH will be able to undertake an initial public offering because both the Fund and the Manager are in a dire financial situation and the Manager and Holdings have a track record of mismanagement and failure.  Of the $730 million of capital that the Fund has raised from its members, stockholders’ equity as of December 31, 2009, had decreased to $321.9 million, a loss of over $400 million.  As of December 31, 2009, the Fund had $963,000 in cash.  As of December 31, 2009 only 5 of the Fund’s 55 loans outstanding were not in default and the Fund's loans in default represented 97.7% of the total outstanding principal amount of the Fund's loans.  At December 31, 2009, the Fund’s real estate owned was comprised of 17 properties acquired through foreclosure or purchase, with a carrying value of $104.2 million, an increase from $0 at December 31, 2007.  Further, as of December 31, 2009, the Fund was exercising lender’s remedies which could lead to its foreclosure upon 19 of the 50 loans in default and the Fund anticipated that similar actions would be taken on an additional six loans in its portfolio.  The Fund has not originated any loans or allowed any redemptions by Unitholders of their investments since October 2008 or made any distributions to the Fund’s Unitholders since the second quarter of 2009.  As stated in the Fund’s Form 10-Q for the period ended March 31, 2010, at March 31, 2010, 46 of the Fund’s 47 loans with outstanding principal balances totaling $517,922,000 were in default.  The Fund is exercising lender’s remedies which could lead to its foreclosure upon 16 of the 46 loans in default.  It anticipates that similar actions will be taken on an additional six loans in our portfolio and that of the 22 loans upon which the Fund is exercising lender’s remedies, the Fund expects to complete the foreclosure process on the majority of such loans during the last three quarters of 2010.
111. The mismanagement by the Manager and Holding has caused the Fund’s auditor in 2007 and 2008 to question in the past whether the Fund can continue as a going concern.  Further, the Manager stated the following in the Fund’s amended May 17, 2010 Form 10-K/A:  “the dislocations and uncertainty in the economy, and in the real estate, credit, and other markets, have created an extremely challenging environment that will likely continue for the foreseeable future, and we cannot assure you that we will have sufficient liquidity, which raises substantial doubt about our ability to continue as a going concern.”
112. Even if a public offering could occur, the Conversion Transactions do not provide for a minimum price at which it will conduct an initial public offering and it likely would be at a price that would significantly dilute the Unitholders and would yield Unitholders consideration significantly below the cost of their investment.
113. Moreover, there is no reason for IMH to purchase the Manager and Holdings.  The revenues for both entities are based upon the Fund being able to originate hard asset loans, modify those loans, and recover on defaulted loans.  As stated above, as of March 31, 2010, the Fund only had one loan which was not in default, and has not originated any loans since 2008.  Both the Manager and Holdings are nearly insolvent, and, therefore, there is no logical or business reason for the Unitholders to effectively pay almost $18 million in IMH stock to purchase them.
114. It is clear that the Conversion Transactions will not provide Unitholders with liquidity any time in the near future, if at all.  Rather, the Conversion Transactions are part of an undisclosed, self-interested scheme to enable the Manager, its subsidiaries and related entities, and the Individual Defendants, to monetize their valueless management rights which they maintain under the IMH Loan Fund, LLC Restated Limited Liability Company Operating Agreement (the “Operating Agreement”) for costly expensive consideration, receive employment agreements and concomitant remuneration, off load the Manager’s liabilities and expenses onto IMH, obtain indemnification agreements, and to receive approximately 5% of IMH stock when Albers and Meris own only .06% (40.48 units) of the outstanding units of the Fund and without any additional investment.
115. The Conversion Transactions will further eliminate the standing of the Unitholders to bring mismanagement claims against the Manager and Holdings which they now have as a consequence of the Manager’s admitted failure to perform appropriate due diligence on the Fund’s current real estate portfolio, and maintain proper internal accounting controls.
116. Further, under Section 2.40 of the Operating Agreement, the Conversion Transactions constitute a “roll up” transaction, in that they involve a conversion of the Fund, along with other entities, and the issuance of securities or units of a new company. In determining that the Conversion Transactions are not a roll up, the Fund has not provided the Unitholders with the appraisal rights and a cash out option that it otherwise would be entitled to if the Conversion Transactions were deemed to constitute a roll up transaction.  The consent solicitation/prospectus provides that: "The determination as to whether a transaction constitutes a “roll-up", as defined in the operating agreement, is a judgment made by the Manager and, accordingly, should not be considered dispositive on the issue.  It is possible that a court or other party could disagree with this determination."
117. In various of the Fund’s public filings, the Manager has admitted that it and its directors, Albers and Meris, are fiduciaries to the Fund and its Unitholders, and that in a conflict of interest situation, they are required to “exercise their fiduciary duties . . . in a manner that they believe will preserve and protect” Unitholders’ rights.  Form 10 filed with the SEC on April 30, 2007 (the “Form 10”) at p. 39-40.  The fiduciary duties are “both contractual and imposed by Delaware common law.” Id. at 40.
118. These fiduciary obligations are further elaborated in Section 3.4 of the Operating Agreement, which states that, “[t]he Manager has fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Manager’s possession or control, and the Manager will not employ, or permit another to employ the Company’s funds or assets in any manner except for the exclusive benefit of the Company.”  Operating Agreement at p. 16.
119. The Manager, its wholly owned subsidiary, Holdings, and the Individual Defendants are fiduciaries on both sides of the Conversion Transactions, and thus owe a duty of loyalty to act in the best interests of the Unitholders and not self-deal or act in a manner that is not a fair process and results in an unfair price.
120. The Defendants have breached, and unless enjoined, will continue to breach their fiduciary duties both to the Unitholders and the Fund.
121. The Conversion Transactions are neither fair from a process nor substantive point of view, and are a violation of the Manager’s, Holding’s, and Individual Defendants’ fiduciary obligations both under common law and the Operating Agreement.

The Conversion Transactions Are Procedurally Unfair
122. In light of the above facts, the Conversion Transactions are procedurally unfair for the following reasons:
a. despite the Manager’s conflict of interest, no independent entity or person, whether an attorney or investment advisor, represented the Unitholders’ interests in the negotiation of the terms of the Conversion Transactions or in determining whether the Conversion Transactions are an appropriate strategy for the Unitholders;
b. as such, no one has opined whether the Conversion Transactions, including the Merger Ratio of 220.3419 of Class B or Class C shares for every unit, the transfer restrictions or lock up provisions, and the change in the tax basis of their units to which Unitholders shares will be subject, are fair to the Unitholders;
c. no one has opined as to whether the Conversion Transactions themselves, through which Unitholders will receive non-trading shares of Class B or Class C stock, are fair to them;
d. no one has considered the value of the Unitholders’ or the Fund’s claims against the Management and Holdings, and the fact that once the conversion occurs, neither the Unitholders nor the Fund will have standing to bring those worthwhile claims, much less valued those claims in determining the Conversion Ratio;
e. the Conversion Ratio is based upon the Manager’s determination of the net asset value of the Fund, which is not reliable, since as the Manager has admitted, the Fund lacks sufficient internal controls to produce accurate financial information;
f. the Manager terminated its first investment advisor which was retained to opine upon whether the price being paid for the Manager’s and Holding’s equity was fair from a financial point of view to the IMH shareholders (who do not yet exist) and retained another financial advisor which would provide the Manager and Holdings with the opinion supporting the Fund’s purchase of the Manager and Holdings, therefore making suspect any opinion which states that the consideration to the Manager and Holdings is fair to the Unitholders; and
g. the consideration being offered to the Unitholders is far less than their original investment.
The Terms of the Conversion Transactions Are Substantively Unfair
123. Pursuant to the Conversion Agreement, the Fund is to be converted into a Delaware corporation, with Unitholders receiving 220.3419 of either non-transferable shares of IMH Class B or IMH Class C shares, or a combination thereof, for each unit.
124. The Conversion Agreement contemplates that the Class B shares will eventually be converted to IMH shares, albeit subject to lengthy transfer restrictions of anywhere from six to twelve months, presumably to allow for an orderly distribution of IMH shares.
125. The Conversion Ratio presumably is based upon the Fund’s book value which is equal to $20 per share of IMH, providing each Unitholder with consideration worth approximately $4,406.98, considerably less than their original investment.
126. Those Unitholders who opt for Class C shares fare even worse.  The Class C shares are to be redeemed at the Manager’s discretion, with proceeds of a public offering, assuming that IMH can go public.
127. Moreover, upon completion of the Conversion Transactions, the Fund intends to make a tax election to reduce the tax basis of those shares of IMH received by investors to fair market value, resulting in a lower tax basis in Unitholders’ shares.  The Fund has reported that this election will result in the inability of the Fund's Unitholders to directly realize their portion of the Fund’s loss that otherwise would pass through to the Unitholders.
128. In the meantime, under the Conversion Agreement, IMH is required to purchase the equity of the Manager and Holdings, which are wholly owned by the Albers and Meris, for over $18 million in IMH stock.
129. As a consequence of the conversion of the Manager and Holdings into the Fund, the Manager’s liabilities and over $7 million in current expenses, and its future liabilities will be IMH’s responsibility, while Albers and Meris become executives and directors of IMH, and receive lucrative employment agreements and other remuneration.
130. As an additional consequence of the Conversion Transactions, the Individual Defendants and other executives of the Manager and Holdings will own over 5% of IMH.  They will also receive indemnification agreements, which have not yet been disclosed.
131. Finally, the Conversion Transactions do not provide Unitholders’ the rights they are entitled to under Section 13.2.2 of the Operating Agreement, which provides that in the event of a roll-up, the Unitholders are entitled to appraisal rights and can receive cash in an amount equal to the Unitholders’ pro-rata share of the appraised net new asset value of the Fund.
132. Section 2.40 of the Operating Agreement defines a “roll up” as a transaction involving the conversion of the Fund and the issuance of securities of the rolled up entity.  Although the Consent Solicitation/Prospectus states that the Manager does not consider the Conversion Transactions a roll up, in fact, they fall precisely within that definition in the Operating Agreement.

133. If the Conversion Transactions are consummated, Unitholders will lose their right to redemption that they are currently entitled to under Article 11 of the Operating Agreement.
134. In light of the lock up provisions, the lowering of the Unitholders’ tax base, the acquisition of the Manager and Holdings for stock in IMH that is valued at $18 million, the lucrative salaries and other benefits that Albers and Meris will receive as a result of their being retained as executives and directors of IMH, and the elimination of the Unitholders’ right to appraisal and to receive cash for this roll-up transaction, the Conversion Transactions are unfair from a substantive standpoint.
135. The price of the Conversion Ratio is unfair because:
a. there has been no consideration of the value of the Fund’s or the Unitholders’ mismanagement claims against the Manager and Holdings, nor any consideration of the reduction in their tax basis of their units;
b. upon completion of the Conversion Transactions, the Fund intends to make a tax election to reduce the tax basis of those shares of IMH received by investors to fair market value, resulting in a lower tax basis in Unitholders’ shares.
c. there is no guarantee that IMH will be able to list on a national exchange or undertake an IPO, given the current financial state of the Fund and the Manager and therefore, the Unitholders potentially could end up with no consideration for their units and no liquidity;
d. if a Unitholder opts for receipt of Class C shares, it has no idea how much consideration it will receive, since Class C shares, according to the Consent Solicitation/Prospectus, will be redeemed at a price equal to the IPO price, less selling commissions and discounts paid to underwriters, with up to $50 million of the IPO, but at a price that will be less than the Unitholders’ initial investment;
e. even if IMH is able to become listed on a national securities exchange, the Fund has not provided a minimum price at which it would be willing to conduct an IPO, and Unitholders do not know how much the Class B shares will be worth, as those shares can only be converted to IMH shares, and sold subject to lengthy lock up provisions.  Thus, they may not be worth anything (much less fair consideration) to the Unitholders; and
f. the Conversion Ratio was determined based upon unreliable financial information.
136. The price of approximately $18 million (less net losses as per the Conversion Plan) in IMH shares being paid for the Manager and Holdings is unfair as they are nearly insolvent and doubts have been raised as to their ability to continue as a “going concern,” have suffered a significant loss in the first quarter of 2010 and have bleak revenue prospects.  Further, there are two pending class action lawsuits challenging the Conversion Transactions.  In light of those actions, the Manager and Individual Defendants may have material contingent liabilities to the Unitholders for, inter alia, mismanagement, fraud and breach of fiduciary duties.
137. The Conversion Transactions are further a breach of provision 3.5 of the Operating Agreement, and are being effectuated solely so that the Manager, Holdings and the Individual Defendants can guarantee themselves an income stream, other benefits, job security, and use the Fund’s assets as a basis for raising public funds, in order to engage in transactions which will increase their remuneration.

The IMH Defendants Coerced Unitholders’ Consents,
Including Through Misleading and False Disclosures,
Prematurely Closed the Vote, and Chilled the Voting Process
Through Statements and Use of Litigation Machinery
Defendants’ Use of the LLC’s Machinery to Insure the Result of Consent Solicitation
138. The Committee has disseminated a Consent Solicitation Statement and other public statements in an attempt to defeat the Conversion Transactions, and replace the Manager.  The Committee is comprised of the Plaintiffs, and the principals of LGM Capital Partners, G. Louis Graziadio III, William R. Lang and Todd A Mikles.
139. Plaintiffs requested and were entitled to the timely receipt from the IMH Defendants of a list of Unitholders and broker-dealers, in electronic format.  On May 10, 2010, a letter from Mr. Tucek was delivered to the Fund requesting that it provide him with a list of members of the Fund within 5 business days of receipt of the request.  The IMH Defendants did not make a list of Unitholders available to Plaintiffs until May 21, 2010 and that list was a hard copy list.  On May 28, 2010, the Committee sent an email to the Fund requesting a list of the Funds’ members’ email addresses for use in its solicitation.  On June 4, 2010, the Committee requested, via email, that the Fund provide a list of email addresses for the Funds’ members’ broker-dealers.  The IMH Defendants did not provide the list containing the email addresses of Unitholders and their broker-dealers that the Fund used in its solicitation.
140. In response to the Committee’s statements, the IMH Defendants have disseminated a number of additional false and misleading statements, effectively amending the Consent Solicitation/Prospectus, as further discussed below.
141. Because this was a consent solicitation, and the proposed transactions are deemed approved upon receipt of consents representing a majority of the outstanding units of the Fund, the Fund’s delay tactics irreparably harmed the Committee and the Unitholders of the

Fund.  Such tactics allowed the Fund to solicit Unitholders and receive consents prior to the Committee’s ability to communicate effectively with the Unitholders about its opposition to the Conversion Transactions and its proposals.
142. According to the Consent Solicitation/Prospectus, the vote on the Conversion Transactions was scheduled to close on Monday, June 14, 2010.
143. On June 9 and June 10, 2010, less than 30 days after the commencement of the Fund’s consent solicitation, but before Unitholders had a chance to respond, Defendants issued a press release and Form 8-K/A filing, announcing that they were closing the vote, and no longer taking any further votes or revocations of prior investor or Unitholder votes.  Defendants stated that they had obtained the necessary votes to approve the Conversion Transactions.  Securities and Exchange Act of 1934 Rule 14a-9 expressly states that claims made prior to a meeting regarding the results of a solicitation are misleading.  Further, this announcement was made despite the fact that the results have not been certified by an independent inspector of elections and do not take into account any revocations delivered to the Committee.  This cut-off of the vote occurred only a short time after the Committee’s solicitation and consents cards began arriving in the mailboxes of Unitholders, and in some cases, the Committee’s solicitation and consent cards had not yet been received by certain Unitholders.  Unitholders therefore were not given any time to revoke their consents or vote for the Committee’s proposals if they so desired.
144. The Conversion Transactions provide Unitholders of the Fund with the right to elect whether to receive Class B or Class C shares of the new corporation, or a combination of both, in exchange for their membership units in the Fund.
145. Class B shares are subject to transfer restrictions and are convertible into common stock of the new corporation, thus offering a Class B shareholder participation in any upside gain in the value of the new corporation.  In contrast, the Fund intends to redeem up to an aggregate of $50 million worth of Class C common stock following the completion of an initial public offering, at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in the initial public offering.  All unredeemed Class C shares will automatically convert into Class B shares.
146. The Fund’s Consent Solicitation/Prospectus provided that Unitholders must exercise their election right by delivering their proxy card to the Fund prior to an arbitrary, self-selected June 14, 2010 deadline.  If a Unitholder did not make an election prior to the June 14, 2010 deadline, the member will be forced to receive Class B shares, and the member will lose its rights to receive Class C shares and have its shares redeemed by the Fund.
147. Defendants have been pressuring the Unitholders to deliver consents to the Fund immediately, and in doing so, Defendants have given Unitholders the impression that IMH has received numerous consents to date and that approval of the Conversion Transactions is inevitable.  Rule 14a-9 expressly states that claims made prior to a meeting regarding the results of a solicitation are misleading.
148. Furthermore, Defendants have been telling Unitholders that if they do not respond to the Fund’s consent solicitation, they will not be able to make an election as to how many Class B shares and/or Class C shares they can receive in the proposed Conversion Transactions.  The Fund’s Consent Solicitation and Prospectus provides that Unitholders must elect to receive either Class B or Class C shares, by delivering their proxy card to the Fund prior to the Fund’s self-selected June 14, 2010 deadline.  Urging Unitholders to respond to the Fund’s proposals by June 14, 2010, and telling Unitholders that if they do not respond prior to such deadline they will lose their election rights, when used in conjunction with statements as to the inevitability of success of the Fund’s Consent Solicitation, is misleading to Unitholders.  The

Fund’s coercive actions led members to believe that they were losing their right to election if they did not support the Fund’s Conversion Transactions, when in fact they had every right not to respond to the Fund’s consent solicitation, vote against the Fund’s Conversion Transactions and still make the Class B/Class C election and to consent to the Committee’s alternative proposal.
149. The Fund pressured its Unitholders to deliver consents to the Fund immediately.  The Fund told Unitholders that if they did not respond to the Fund’s consent solicitation, they would lose their right to choose the number Class B shares and/or Class C shares they could receive in the proposed Conversion Transactions.  Moreover, the Fund pressured these Unitholders in a manner that made the members believe that if they did not vote in favor of the Conversion Transactions, they would not be permitted to make the Class B/Class C election.
150. Therefore, the Fund coerced members of the Fund to consent to the Conversion Transactions by urging members to respond to the Fund’s proposals by June 14, 2010, and telling members that if they do not respond prior to such deadline they would lose their election rights.
151. The Manager, as well as Mr. Bain, described above, made statements to Unitholders during the solicitation process that Jefferies & Co. is prepared to underwrite an initial public offering of the Fund immediately following the Conversion Transactions, that a successful $200- $300 million initial public offering is a near certainty and that the market price of the shares to be issued in the Conversion Transactions would be worth $35 within three years.  The Consent Solicitation/Prospectus does not disclose any of these statements and the Manager has not presented an underwriting agreement – which the Committee believes does not exist.  These statements mislead Unitholders into believing that a vote in favor of the Conversion

Transactions will result in an IPO of the Fund and therefore liquidity for the members.  However, the Manager had no basis for these misleading statements.
152. The Consent Solicitation/Prospectus proxy is coercive, misleading and constitutes a breach of the Manager’s, Holding’s, and Individual Defendants’ fiduciary duties of disclosure and fair dealing to the Unitholders because:
a. it threatens the Unitholders that if the Conversion Transactions and a new fee structure (based upon a cost basis of the Fund’s assets) are not approved, the Manager may resign;
b. the Fund’s coercive actions led members to believe that they were losing their right to election to receive Class B or Class C shares if they did not support the Fund’s Conversion Transactions by June 14, 2010, when in fact they had every right not to respond to the Fund’s consent solicitation, vote against the Fund’s Conversion Transactions and still make the Class B/Class C election and to consent to the Committee’s alternative proposal
c. it does not contain an opinion indicating that the terms of the Conversion Transactions are fair to the Unitholders or the Fund;
d. it contains a substitute opinion by Sutter Securities Incorporated (“Sutter”) that the consideration to be received by the Manager and Holdings is fair to IMH shareholders, an irrelevant constituency as IMH does not even now exist; further shareholders have unique and distinct interests from Unitholders because, inter alia, they have a different tax basis;
e. it does not provide any potential value of IMH shares should the Company list, any minimum price at which the Company will conduct an IPO, nor does it provide any time line in which the Company is intended to be listed on a national securities exchange;
f. it misleadingly states that the purpose of the Conversion Transactions is to provide Unitholders with liquidity, imposes onerous transfer restrictions on the Unitholders’ sales and leaves in the discretion of IMH’s board, on which Albers and Meris will sit and indeed select the remaining directors, the option of taking the IMH public, and therefore, could potentially and is likely to leave the Unitholders in a completely illiquid situation;
g. the fairness opinion provided by Sutter (the “Fairness Opinion”):  (1) calculates the Manager’s value, in significant part, based upon the IMH going public rather than the Manager’s current value as a nearly insolvent entity; (2) uses a comparable company analysis that does not reflect proper comparable entities, current market conditions, or mismanagement by the outside manager who is being internalized, as is the case here; (3) fails to take into account the fact that the Manager’s two primary sources of income were the origination of loans, which have ceased, and a management fee based upon the value of the Fund’s portfolio, which has declined, thus giving the Manager bleak revenue prospects, making it nearly insolvent and not worth $18 million; and (4) does not opine that the Conversion Transactions or even the consideration to be paid to the Unitholders is fair.
Defendants’ Manipulation of the Committee’s Solicitation Efforts
153. In late May 2010, the Committee disseminated a number of filings, including a preliminary proxy (the  “Preliminary  Proxy”) attempting to persuade Unitholders to: (1) either vote against the Conversion Transactions and/or rescind their consent for the Conversion Transactions if they had already voted; and (2) replace the Manager and elect the LGM Capital Partners as the new manager of the Fund.

154. The Fund employed irreparably harmful delay tactics in not providing the Committee with a list of the Fund’s members on a timely basis and not providing the Committee with the list of email addresses used by the IMH Defendants.
155. Because this was a consent solicitation, and the proposed transactions are deemed approved upon receipt of consents representing a majority of the outstanding units of the Fund, the Fund’s delay tactics irreparably harmed the Committee and the Unitholders of the Fund because such tactics allowed the Fund to solicit Unitholders and receive consents prior to the Committee’s ability to communicate effectively with the Unitholders about its opposition to the Conversion Transactions and its proposals.
156. On May 10, 2010, the Fund received a request from Mr. Tucek that the Fund provide Mr. Tucek with a list of members of the Fund within 5 business days of receipt of the request.
157. The Fund did not respond to Mr. Tucek’s request until May 18, 2010.  In its response, the Fund informed Mr. Tucek that it would not send Mr. Tucek the member list unless he (i) confirmed in writing that he would not sell the list or any copy thereof; (ii) agreed to advance reasonable costs of the copy work for providing such materials prior to receipt; (iii) stated more specifically the purpose of the request, so that they could confirm that the purpose is reasonably related to his interest as a member of the Fund; and (iv) entered into a reasonable written confidentiality agreement to keep the member list confidential and to not provide it to any other party.  This response was a tactic employed by the Fund to delay Mr. Tucek’s and the Committee’s receipt of the member list.
158. While it was the Committee’s belief that Mr. Tucek had already complied with all legal requirements in his request, in the interest of obtaining the list in a timely fashion, a letter was delivered to the Fund on May 19, 2010 agreeing to the additional requirements.

159. In the evening of May 20, 2010, despite knowing of Mr. Tucek’s membership on the Committee and the Committee’s plans to commence a consent solicitation, the Fund provided an initial draft of the confidentiality agreement to Mr. Tucek that would not allow him to share the Unitholder list with the Committee.  Again, the Committee believed this to be a delay tactic to not provide the member list to the Committee.
160. The parties negotiated the confidentiality agreement and the confidentiality agreement was executed on May 21, 2010.  In the evening of May 21, 2010, a representative of Mr. Tucek was permitted to pick up the member list at the Fund’s offices.  Further thwarting the Committee’s solicitation efforts, the list was in hard copy and organized in alphabetical order by first name, impeding the Committee’s ability to conduct mailings, call Unitholders and perform other solicitation activities.
161. Moreover, the Fund enacted irreparably harmful delay tactics in not providing the Committee with the list of email addresses used by the IMH Defendants.
162. Since the Fund was soliciting its members’ support of the Conversion Transactions via email, on May 28, 2010, the Committee requested from the Fund a list of the Fund’s members’ email addresses for use in its solicitation, informing the Fund that it believed that it was entitled to the same lists and data relating to stockholders as is available to or in possession of the Fund. The Fund did not respond to the Committee’s May 28,, 2010 email, showing a clear desire to delay providing the list to the Committee.
163. On June 3, 2010, the Committee followed up on the May 28, 2010 request for the email list.  On that same day, the Fund replied to the Committee and informed the Committee that it did not believe the Committee was entitled to the email list and that if it were to give the Committee the email list it would need to obtain consent from each of the Fund’s members to do so.  This was another delay tactic so they could continue to solicit while the Committee was at a disadvantage in not having the list to contact investors immediately.
164. On June 4, 2010, the Committee once again expressed its opposition to the Fund’s position and demanded that the Fund provide a list of email addresses for the Fund’s members and their broker-dealers.  Once again, in a blatant attempt to delay providing the email list to the Committee, the Fund did not respond until June 7, 2010.  In its response, the Fund notified the Committee that it had sent an email to those members for whom it has an email address, advising them of the Committee’s request and asking them to reply by email whether they consent to the Fund providing their email address to the Committee.  The Fund did not address the Committee’s request for the email addresses of members’ broker-dealers.  This is a further delay tactic employed by the Fund.  The Fund is required to provide the email list to the Committee without the consent of the members.
165. The Committee requested that the Fund provide a list of broker-dealers.  The Fund has not provided this list.
166. On June 9, 2010, the same day the Fund declared victory in the consent solicitation, the Fund provided a list of 142 members’ (of 4,772 members as of December 31, 2009) email addresses and no email addresses of broker-dealers.  Since that date, the Fund has not provided any email addresses to the Committee.  Although the Committee also requested that the Fund provide a copy of the consent request to the Committee, the Fund has not provided the consent request.
167. The Fund provided the list of Unitholders too late.  As stated above, Defendants announced on June 9 and June 10 that the vote is closed because they have purportedly obtained the requisite votes.

The Kurtz Action
168. In an attempt to entrench themselves, and defeat any legitimate opposition to the Conversion Transactions, on about May 17, 2010, certain of the Defendants, purportedly on behalf of the Fund, commenced a so-called “defendants’ class action,” entitled, IMH Secured Loan Fund, LLC v. David I. Kurtz, against Mr. David I. Kurtz, an individual unitholder who disagrees with the Conversion Transactions, and all other unitholders, Case No. 2:10-01071-ROS, in the United States District Court for the District of Arizona (the “Kurtz Action”).
169. By way of the Kurtz Action, Albers and Meris named as a defendant class each Unitholder, stating, “[t]he approximate size of the Defendant Class is 4,735, and is comprised of individuals, corporations, partnerships, joint ventures or other legal entities who are Fund members.”
170. Through the Kurtz Action, which was clearly brought to stifle any opposition to the Conversion Transactions by way of its in terrorem effect, Defendants sought a declaratory judgment as to whether the Consent Solicitation/Prospectus is false and misleading, and whether in advancing the Conversion Transactions or “Reposition Plan,” the Manager has acted consistently with its fiduciary duties.
171. The Kurtz Action itself, suing all of its own unitholders, is a misuse of the corporate machinery of the Fund, and an inappropriate class action which the Individual Defendants abused in order to entrench themselves and stifle Unitholders’ opposition to the Conversion Transactions.
172. As a result of the Kurtz Action, Unitholders became fearful of publicly speaking out against the Conversion Transactions or communicating with other shareholders or the IMH Defendants in opposition of the Conversion Transactions for fear of being sued by the IMH Defendants.

173. On June 9, 2010 and June 10, 2010, Defendants announced that they were voluntarily dismissing the Kurtz Action because they had purportedly obtained the requisite votes, demonstrating that the only reason for bringing the improper action was to coerce Unitholders into consenting to the Conversion Transactions.
Inability of Fund to Complete an Initial Public Offering
174. The Fund disclosed in the Consent Solicitation/Prospectus that a primary purpose of the initial public offering and the Conversion Transactions is to achieve liquidity for Fund Unitholders; and thus failure of an initial public offering to occur would undermine a primary objective of the Conversion Transactions.  Unitholders are looking for an exit from the Fund and to mislead the members about the prospects of an IPO will irreparably harm Unitholders.
175. It is highly unlikely that IMH will be able to undertake an initial public offering because both the Fund and the Manager are in a dire financial situation and the Manager and Holdings have a track record of mismanagement and failure.  Of the $730 million of capital that the Fund has raised from its members, stockholders’ equity as of December 31, 2009, had decreased to $321.9 million, a loss of over $400 million.  The Fund has not originated any loans or allowed any redemptions by Unitholders of their investments since October 2008 or made any distributions to the Fund’s Unitholders since the second quarter of 2009.  As described above, as of March 31, 2010, 46 of the Fund’s 47 loans with outstanding principal balances totaling $517,922,000 were in default.
176. Further, the mismanagement by the Manager and Holding has caused the Fund’s auditor in 2007 and 2008 to question in the past whether the Fund can continue as a going concern.

177. The Fund disclosed in the Consent Solicitation/Prospectus that (a) the exact timing, size and pricing of an initial public offering will depend on market conditions at the time of an initial public offering and completion of a regulatory review, among other factors, (b) the Fund’s current financial condition, the current state of the initial public offering market generally and other factors could make it difficult to complete an initial public offering, (c) the initial public offering price per share of IMH Corporation common stock will depend upon prevailing market conditions, and negotiations with potential underwriters, (d) the Fund expects that the price per share will reflect a discount to the book value per share, and (e) the actual amount of net proceeds to be raised from an initial public offering, the timing of an offering or whether an offering will occur at all cannot be determined at this time.
178. However, the Manager made statements to Unitholders during the solicitation process that Jefferies & Co. is prepared to underwrite an initial public offering of the Fund immediately following the Conversion Transactions, that a successful $200 - $300 million initial public offering is a near certainty and that the market price of the shares to be issued in the Conversion Transactions would be worth $35 within three years.  The Fund has not disclosed any of these statements in its Consent Solicitation/Prospectus and has not presented an underwriting agreement – which does not exist.  These statements mislead Unitholders into believing that a vote in favor of the Conversion Transactions will result in an IPO of the Fund and therefore liquidity for the members.  However, the Manager had no basis on which to make these misleading statements.
179. There has been no disclosure of the existence of any underwriting agreement or statements by Jefferies & Co. to this effect, and these statements are providing the Unitholders with a false sense of certainty that a successful IPO for this company is a realistic possibility.  Indeed, IMH is giving Unitholders the impression that they are “voting on an IPO.”

Rule 14a-9 expressly sets forth that “predictions as to specific future market values” is an example of what may be misleading within the meaning of the rule.
The Consent Solicitation / Prospectus, Letter to Unitholders and Other Communications With its Unitholders Is Materially Misleading
180. Finally, the Consent Solicitation/Prospectus, pursuant to which the Conversion Transactions are to be effected, is materially misleading, coercive and a breach of the Defendants’ duty of candor.
181. The Consent Solicitation/Prospectus is misleading in the following respects:
a.           it does not provide any potential value of IMH shares should the Fund be able to list, nor does it provide any time-line in which the Company is intended to be listed or taken public;
b.           it falsely states that the purpose of the Conversion Transactions is to provide Unitholders with liquidity, but leaves to the discretion of IMH’s board, on which the Albers and Meris will sit, the option of taking the IMH public, and therefore, could potentially and is likely to leave the Unitholders in a relatively illiquid situation;
c.           the Fairness Opinion:  (1) calculates the Manager’s value,  in significant part, based upon IMH going public rather than what the Manager’s value is currently as an outside manager of the Fund; (2) uses a comparable company analysis that does not reflect current market conditions, nor mismanagement by the outside manager who is being internalized, as is the case here; and (3) fails to take into account the fact that the Manager’s two primary sources of income were the origination of loans, which have ceased, and a management fee based upon the value of the Fund’s portfolio, which has declined, thus giving the Manager bleak revenue prospects, making it nearly insolvent and thus not worth $18 million;

d.           does not opine that the Conversion Transactions or even the consideration to be paid to the Manager and Holdings are fair to the current Unitholders; and
e.           It fails to disclose that the IMH Defendants commenced the Kurtz Action in an effort to stifle any opposition to the Conversion Transactions and in an effort to continue to entrench themselves and only withdrew the complaint in that action after they purportedly obtained the necessary votes to effect the Conversion Transactions.
182. Moreover, in addition to leading Unitholders to believe that they would lose their right to make a Class B/Class C election if they did not support the Fund’s Conversion Transactions by June 14, 2010, the Consent Solicitation/Prospectus is coercive in that the Individual Defendants, who are represented as key persons to the Fund and in the Conversion Transactions, threatened that if the Conversion Transactions were not approved, they may resign, and/or otherwise will seek approval of a new fee structure for themselves.
183. This structure will be changed to an asset management fee of 1.5% to 2.0% of the cost basis of the Fund’s total assets under management, and a carried interest fee of 20% of net earnings over a hurdle rate not yet determined.
The IMH Letter
184. On or about May 28, 2010 or thereafter Defendants, on behalf of the Fund, disseminated a letter to the Unitholders and thereafter such letter was filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2010 (the “IMH Letter”) by the Fund.
185. The IMH Letter violates Section 14 of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 14a-9 promulgated thereunder because it contains statements that (i) are false and misleading with respect to material facts or (ii) impugn the character, integrity and personal reputation of the Unitholders of LGM and make charges concerning improper conduct without factual foundation.

186. Specifically, the IMH Letter impugns the character, integrity and personal reputation of Todd A. Mikles (“Mikles”) and G. Louis Graziadio III (“Graziadio”), two of LGM Capital’s members, by providing misleading and incomplete information regarding the background and activities of Graziadio and Mikles.  In this regard, the IMH Letter purports to set out certain information about the background and activities of Graziadio and Mikles that were “revealed” by a “preliminary inquiry.”  For Defendants to publicly release statements based on “preliminary inquiries” and to say that they have “no information” on a matter is itself misleading because by definition the statements in the IMH Letter are incomplete and do not reflect all relevant facts.  These incomplete statements are undoubtedly used to mislead IMH investors into believing that the members of LGM Capital are “bad” people.
187. For example, the IMH Letter violates Rule 14a-9 by making the following statements:
a. “Mr. Mikles has been involved in more than 19 lawsuits.  We have not reviewed the lawsuits in detail and do not know their resolutions.”
b. “According to filed public records, in September 2009, IAG Asset Management LLC (“IAG”) sued Mr. Mikles, of which Mr. Mikles is CEO, Sovereign Capital Management (“Sovereign”) and DBSI Diversified Realty REIT...we have no information regarding how this matter was resolved.”
c. “According to filed public records, Perez & Wilson LLP v. Kilimanjaro LLC et al., a breach-of-contract lawsuit, was filed in San Diego Superior Court in December 2008. According to the court docket, Mr. Mikles and his business partner, Michael O’Leary, were named as co-defendants in the suit filed by the San Diego law firm, Perez & Wilson LLP...We have no information regarding how this matter was resolved.”

d. “In 1985, the FDIC sued Imperial for negligence over the collapse of the Community Bank in Hartford, South Dakota.  We do not know the outcome of this dispute.”
e. “In 1994 a shareholder requested a Board-level investigation of Imperial’s minority lending policies and practices.  We do not know the outcome of any such investigation.”
f. By presenting these “half-truths” to Unitholders in this manner, Defendants mislead investors who are entitled to know all the facts.  Many business people are “involved” in lawsuits. IMH misleads its investors in saying that Mikles has been “involved in lawsuits” or “has been sued”, without any discussion of the facts of the cases, the reasons for his involvement in such lawsuits and the findings of the court.  Indeed, if Defendants had taken the minimal amount of time it would take to find and read the opinion in the case where FDIC sued Imperial, it would have found that the Ninth Circuit Court of Appeals found the FDIC’s “contentions to be meritless”.  Specifically, the opinion in that case states that “The district court correctly decided that Imperial Bank's actions were not the proximate cause of the loss: the loss resulted from (1) Tripati's fraudulent conduct, (2) Dana's irresponsible activity, and (3) the Board's failure to act once on notice of the annuity transaction. Indeed, Imperial Bank, unlike Tripati, Dana, and the Board, never knew about the annuity scheme.”  The fact that Defendants would bring this up without providing any facts, context or information about the holding of the case, is outrageous and in violation of Rule 14a-9.
188. In addition to the statements described above, the IMH Letter refers to certain transactions and companies that Graziadio and Mikles have been involved in, and makes selective disclosure of certain lawsuits and other information regarding such transactions, without providing any information as to the underlying facts of such activities.  These statements were made using general assertions and without providing any further factual basis or context, nor do these statements provide any information as to the subject’s role in such activity.
189. For example, the IMH Letter contains the following incomplete and misleading information, the sole purpose of which could only be to impugn the reputation of Graziadio and Mikles (emphasis added):
a. “According to filed public records, in August 2004, United States of America v. Maverick Development Fund II, LLC, et al. was filed in U.S. District Court in Nevada. The complaint alleged violations of the Fair Housing Act with respect to discrimination against persons with disabilities. Mr. Mikles subsequently signed a consent decree as managing member of Maverick Development Fund II, LLC, as one of the owners of the properties in question.”
b. “... IAG Asset Management LLC (“IAG”) sued Mr. Mikles, of which Mr. Mikles is CEO, Sovereign Capital Management (“Sovereign”) and DBSI Diversified Realty REIT in Ada County District Court in Idaho for alleged breach-of-contract, defamation, false representation and unfair competition with malice in an attempt to undermine IAG.”
c. “In March 2009, Mr. Mikles and Sovereign Capital Management, entered into a consent order with the Colorado Securities Division for allegedly selling unregistered securities in real estate projects...”
d. “Mr. Graziadio served from 1984 to 2000 as a Director of Imperial Bancorp (Imperial), which was founded by his father.”
e. “In the mid-1980s, Mr. Graziadio engaged in two hostile merger and acquisition efforts.”
f. “In 1984 -1985, Mr. Graziadio was a party to a failed take-over of Central Soya, Inc.”

g. “In 1986, Mr. Graziadio was named as a co-defendant in a lawsuit in federal court alleging stock manipulation by an entity allegedly controlled by the Graziadio family during an attempt to acquire Damson Oil, Inc.  The lawsuit settled.”
190. The publication and dissemination of such incomplete and misleading information by Defendants is irresponsible and is in violation of the proxy rules.  The Defendants selectively provided these “half-statements” to the Unitholders in a manner that painted Graziadio and Mikles in a negative light, and in doing so, impugned the character, integrity and personal reputation of Graziadio and Mikles.  In fact, a thorough analysis would have revealed that these matters resulted in substantial value being delivered to the shareholders of Imperial Bancorp and Central Soya.   Moreover, the statements regarding Mikles omit several material facts, including (i) no securities were sold pursuant to the advertisement that lead to the consent order with the Colorado Securities Division and (ii) the fact that the builder of the properties in question was the subject of the Fair Housing Act claims, not Mikles.
191. The IMH Letter contains several statements that can only be viewed as misleading the Unitholders as to the quality and status of the Fund’s loan portfolio, despite the fact that the Fund’s Consent Solicitation/Prospectus and other public filings are unequivocal as to the fact that “a substantial portion of the mortgage commercial mortgage loans in [its] portfolio are in default.”  However, in the IMH Letter, the Defendants attempt to confuse the Fund’s members with a convoluted discussion of the meaning of “default.”  The IMH Letter even says that the amount of loans in default “does not necessarily characterize portfolio health”, because  “IMH loans are written so strictly that if a payment is more than one day past due, it is “in default” of its original loan terms.”  These statements are misleading.  The Fund’s loans are in default.  Indeed, the IMH Letter does not explain the extent of the defaults on loans issued by the Fund, and thus, a Unitholder is not able to ascertain whether the loans are only one day past due or are more severely in default and non-performing.  The Consent Solicitation/Prospectus provides that of its 50 non-performing loans, 34 were past their respective scheduled maturity dates and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on the value of the underlying collateral in relation to the respective book value of the loan.  In addition, the Fund has disclosed that of the 50 loans that are in default, as of December 31, 2009, the Fund was in the process of exercising lender’s remedies on 25 of such loans.
192. The IMH Letter states that “LGM proposes a management fee of 2% of the current assets plus the fees collected from borrowers.”  This statement is false on its face, as the preliminary proxy statement filed with the SEC before the close of business on May 28, 2010 by Committee to Protect IMH Secured Loan Fund contains a proposal to the Fund’s operating agreement to provide that all fees currently paid by borrowers to the Current Manager will instead be paid to the Fund.
193. The IMH Letter misleadingly states that “we did disclose in our Form S-4, however, that if the Conversion Transactions are not approved, we may seek your approval to change the current fee approach to a more standard fee structure and that  “for the record and contrary to what has been represented by LGM, we have never said that we were resigning...or charging on the invested capital or establishing any other fee structure.”  The Consent Solicitation/Prospectus, however, states that:
a. “If the Conversion Transactions are not approved, it is anticipated that the Manager would seek the approval of the members of the Fund to modify the existing management fee structure to align its compensation more consistently with current industry standards for providing similar services.  The Manager believes that industry standards for similar services usually requires an asset management fee of 1.5% to 2.0% of the cost basis of total assets under management, as well as an allocation of 20% of net earnings over a specified hurdle rate. If neither the Conversion Transactions nor the revised management fee structure is approved by the Fund members, the lack of approval may result in the Manager’s resignation as the Fund Manager. The Manager’s resignation would require, among other things, a vote by the Fund members to engage a new manager, whose fee structure may be in excess of that sought by the Manager. Under the terms of the Fund’s operating agreement, the Manager is not required to provide management services to the Fund after 120 days from the date of notice of termination or resignation. Based on the Manager’s strategies and operating plans.  [sic]  The Manager believes that its cash and cash equivalents, along with cash flows generated from operations and working capital management, will allow the Manager to Fund its operations over the next 12 months.”
b. Defendants’ claim that LGM Capital’s statement that the Fund has lost $400 million of the Fund’s stockholders’ equity misrepresents the facts, is disingenuous, and misleading to the Fund’s members.  In making this assertion, the IMH Letter provides a technical discussion of the definition of a non-cash loss reserve of that amount and the Fund argues that “Instead, General Accepted Accounting Principles (GAAP) have required that the Fund take a non-cash loss reserve of that amount, which reflects an estimate if we had sold the entire portfolio in one day at calendar year end, 2009. The book value of the underlying real estate has in fact dropped, but we have not been a forced seller of Fund assets at these low values or at even more reduced prices.”  This is an incorrect description of GAAP requirements and was calculated to confuse and mislead Unitholders.  Accounting rules require writedowns and credit loss allowances so that a company’s balance sheet actually reflects the value of a company’s assets.  The fact remains that, as disclosed in the Fund’s Form 10-K/A for fiscal 2009, dated May 17, 2010, of the Fund’s 55 loans, 50 are in foreclosure in 2009, with a principal amount of $532 million in default, and the Fund expects to foreclose on the balance of the loans during the last three quarters of 2010.  Further, the Fund’s members contributed over $730 million in assets to the Fund (cash) and as of December 31, 2009 the Fund’s assets had a book value of approximately $321.9 million.  This represents a loss of over $400 million to the members’ investment and to attempt to spin this loss as meaning otherwise is a material misstatement of fact.  In addition, GAAP did not require the Fund to mark to market the properties or to make an estimate of the value based upon if the Fund sold the entire portfolio in one day but rather a standard approach to valuation based upon a willing buyer and a willing seller.  Rather, it required the Fund to report the historical cost basis of the loans and real estate owned unless there is a real potential credit loss or material impairment.  Messrs. Albers and Darak certified to the SEC that the May 17, 2010 10-K/A complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Fund.
194. The IMH Letter also contains the following false and misleading claims:
a. The IMH Letter denies that the Manager has earned over $93 million in fees, when in fact it has, and sets forth a number of analyses and charts seeking obfuscate and confuse Unitholders, as to the amount of fees that it has earned.
b. The IMH Letter states that the Fund has established a very conservative loan to value ratio in its  property loans but that it was the drop in the market that caused the Fund to suffer such significant losses, when, in fact, as the Defendants admit in the 2009 Form 10-K, it was their failure to do proper due diligence and to obtain necessary guarantees which caused a significant part of the loss.
c. The IMH Letter states that the Fund has assets that can be used for secured credit facilities, but fails to explain why the Conversion Transactions are necessary if that is the case.
d. The IMH Letter indicates that the Defendants have disposition plans for each of the 73 properties in the Fund’s portfolios, which are not disclosed, and which undermines and conflicts with the need for the Conversion Transactions.
The Broker-Dealers
195. The Fund’s membership units were sold to investors largely through broker-dealers.  The broker-dealers and financial advisors who advised their clients to initially invest in IMH units have played a pivotal role in the current Consent Solicitation because their clients rely heavily on their recommendations as to which side to support in the consent solicitation and how to vote their units.
196. The broker-dealers have a conflict of interest in advising their clients on the vote.  The Manager has entered into agreements with certain broker-dealers under which it has agreed to pay the broker-dealers a pro rata portion of 50% of any “gains” payable to the Manager under the terms of the Fund’s operating agreement.  If the members elect LGM as manager of the Fund, the broker-dealers will not be entitled to any payments from LGM or the current manager, who will not be receiving any cash flow from the Fund.
197. Furthermore, broker-dealers advised their clients on how to vote based on due diligence reports provided by Mick & Associates, P.C., LLO, who was compensated by the Fund to provide these reports and which reports constitute solicitation material and do not comply with the proxy rules.
198. Additionally, the Manager has disclosed in its SEC filings that it may decide to compensate the broker-dealers if the Conversion Transactions are successful through the issuance of warrants or equity, payment of fees or otherwise, which would result in an additional expense to your Fund and/or additional dilution of members’ ownership interest in the Fund.  The Manager is considering providing this compensation even though the Manager does not believe that the broker-dealers are entitled to any payments following the Conversion Transactions and the Manager may terminate the selling agreements at any time.
Mick & Associates
199. Further, Mick & Associates, P.C., LLO (“Mick”), a law firm in Omaha, Nebraska, was retained and paid by the Fund or the Manager to distribute reports to certain broker-dealers who have advised the investors who purchased membership units in IMH Fund (the “Reports”).  Mick prepares “due diligence reports” that purport to summarize the preparer’s independent due diligence review of the issuer in Regulation D private placements by real estate funds.  These reports are then disseminated to the broker-dealer community who rely on them to evaluate the issuer and make recommendations to their retail clients as to whether the retail clients should invest in the securities being offered in the private placement and how to vote on extraordinary transactions.
200. Mick’s Reports failed to disclose that Mick was not independent or that its work was bought and paid for by the Fund or the Manager and served to give cover to the broker-dealers so that they could recommend the Conversion Transactions and who themselves stood to gain from such recommendations.  Nowhere do the Mick Reports disclose this highly material conflict of interest.
201. The Consent Solicitation/Prospectus provided minimal disclosure in a confusing and incomplete manner, which disclosure is buried on page 97 of the Fund’s 500+ page Consent Solicitation/Prospectus:  “At the request of certain broker-dealers, the Fund has agreed in February 2010 to reimburse MICK & Associates, PC, a law firm that specializes in representing broker-dealers that has conducted in the past due diligence assessments of the Fund for broker-dealers who have placed investments with the Fund, for the reasonable expense of providing an updated due diligence review of the Fund on behalf of broker-dealers that MICK & Associates represents. The Fund is obligated to pay MICK

& Associates up to $20,000, and subject to the Fund’s further approval, any anticipated expenses in excess of that amount.”
202. This disclosure does not provide the broker-dealer with any information as to Mick’s professional relationship with the Fund or the Manager, what compensation it is receiving for preparation of the Reports, or the extent to which Mick’s expenses have been reimbursed.
203. Members of the Committee have attempted to open a dialogue with representatives of Mick to present to them the Committee’s proposals and belief as to why it believes that its proposals are in the best interest of the Fund’s members.  To date, Mick has denied the Committee this opportunity and has instead proceeded with its support of the Fund’s proposals and the attack of the Committee’s proposals.
204. By preparing these reports in support of the Fund’s Conversion Transactions without disclosing in the reports that it is paid by the Fund for doing so and failing to provide a balanced report on the various proposals, Mick, acted as the Fund’s agent, misled and defrauded broker-dealers, financial advisors and investors of the Fund.
205. Mick’s Reports regarding the Conversion Transactions constitute solicitation material, but were not filed with the Securities and Exchange Commission in violation of the securities laws and do not comply with the proxy requirements of Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-12 promulgated thereunder.  Further, certain of the Reports were distributed prior to the filing of a definitive proxy statement.
206. Mick’s Reports provide unwavering support for the Conversion Transactions and opposition to the proposals set forth by the Committee.
207. The Reports’ materially false and misleading statements, including that “the Prospectus presents your investors with a solution that is superior to the Fund’s status quo or a potential liquidation scenario,” “the Conversion Transaction does not constitute a Roll-Up,” and “[t]his is not the case of the Fund’s managers earning millions in dollars in fees to the detriment of the investors.”
208. A report distributed by Mick on June 8, 2010, while purporting to be an independent, unbiased analysis, in fact provides unwavering support for the Fund’s proposed Conversion Transactions and opposition to the Committee’s proposals.  In the report, Mick recommends that the broker-dealers not support the Committee’s efforts to replace the current manager with LGM, questions the ultimate benefit of the LGM proposal and claims that the Fund’s proposed Conversion Transactions will provide some upside to the broker-dealer’s clients.  Moreover, the report provides an unbalanced description of the Committee’s proposals and provides statements in support of the Fund’s proposed Conversion Transactions without factual support for such statements.
209. The Reports further included information not set forth in the Consent Solicitation/Prospectus.
COUNT I
Breach of Fiduciary Duty Against IMH Defendants
210. Plaintiffs repeat and reallege each and every allegation above as if fully set forth herein.
211. The Manager, Holdings and the Individual Defendants owe fiduciary duties to Unitholders and the Fund and are obligated to conduct the business of the Fund with loyalty, good faith and candor.
212. The Manager, Holdings and the Individual Defendants breached their fiduciary duties, both to the Unitholders by negotiating and agreeing to the Conversion

Transactions, which are self-interested transactions designed for the IMH Defendants’ benefit, without regard to the adequacy and fairness of the terms to Unitholders, and by engaging in a flawed process.
213. If the Conversion Transactions are allowed to proceed, the Unitholders will be deprived of adequate Conversion Transactions or alternative, including the option of receiving cash, and will be deprived of the opportunity to fully and meaningfully exercise their franchise.
214. As a direct and proximate result of the Manager’s, Holding’s and the Individual Defendants’ misconduct, both Unitholders and the Fund will suffer irreparable harm.
215. Plaintiffs have no adequate remedy at law.
COUNT II
Breach of the Duty of Disclosure Against the IMH Defendants
216. The IMH Defendants also had a duty to disclose all material information in connection with the Conversion Transactions.
217. The IMH Defendants failed to disclose material information regarding the Conversion Transactions, including their true purpose.
218. The Consent Solicitation/Prospectus and the IMH Letter are materially misleading and in violation of the federal securities laws for, inter alia, failing to disclose the true purpose behind the Conversion Transactions, to benefit and entrench the IMH Defendants, impugning the character, integrity and personal reputation of Graziadio and Mikles by providing misleading and incomplete information regarding the background and activities of Graziadio and Mikles, misleading the Unitholders as to the benefits of the Conversion Transactions and misleading the Unitholders as to the quality and status of the Fund and its loan portfolio.

219. Mick, as an agent of the IMH Defendants, disseminated Reports that constitute solicitation material, are false and misleading, in that they, inter alia, contain false and misleading statements about the Fund and the Conversion Transactions and fail to disclose that the Fund requested and paid for the Reports, and have been distributed in violation of the SEC’s proxy rules.
220. As a direct and proximate result of the Manager’s, Holding’s and the Individual Defendants’ misconduct, both Unitholders and the Fund will suffer irreparable harm.
221. Plaintiffs have no adequate remedy at law.
COUNT III
Aiding and Abetting Against IMH and IMH Services
222. Plaintiffs repeat and reallege each and every allegation above, as if fully set forth herein.
223. As stated above the Manager, Holdings and the Individual Defendants breached their fiduciary duties to the Unitholders and the Fund.
224. IMH and IMH Services, the remaining Defendants, knowingly substantially assisted in this breach.
225. IMH and IMH Services, the remaining Defendants, thus aided and abetted these breaches of fiduciary duty.
226. As a direct and proximate cause of their having aided and abetted these breaches of fiduciary duty, Plaintiffs will suffer irreparable harm.
227. Plaintiffs have no adequate remedy at law.

WHEREFORE, Plaintiffs demand judgment against Defendants, as follows:
(A) Enjoining, preliminarily and permanently, the Conversion Transactions;
(B) Enjoining the finalization or certification of any Unitholder vote pursuant to the misleading Consent Solicitation/Prospectus and additional statements made by Defendants;
(C) Ensuring the dissemination of a full and fair Consent Solicitation/Proxy;
(D) Ordering the vote on the Conversion Transactions and the alternative proposal of the Committee to Protect IMH Secured Loan Fund be redone;
(E) Causing the Manager to retain independent advisors on behalf of the Unitholders;
(F) Removing the current Manager;
(G) Causing the Manager to provide the Committee with the email addresses of any Fund members for which it has not already provided such addresses, the email addresses of the broker-dealers, and the consent request; and
(H) Granting such other and further relief as the Court deems appropriate.

OF COUNSEL: Gregory A. Markel Amanda Kosowsky CADWALADER, WICKERSHAM & TAFT LLP One World Financial Center New York, NY 10281 Dated: June 17, 2010
YOUNG CONAWAY STARGATT
   & TAYLOR, LLP

/s/ Rolin P. Bissell
Rolin P. Bissell (# 4478)
John J. Paschetto (# 3766)
Elena C. Norman (# 4780)
Kathaleen McCormick (# 4579)
Monté Terrell Squire (# 4764)
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware  19801
(302) 571-6600
  Attorneys for Plaintiffs